SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                              EXCHANGE ACT OF 1934

Filed by Registrant   /X/

Filed by a Party other than the Registrant   / /

Check the appropriate box:

/X/   Preliminary Proxy Statement           / /  Confidential, for Use of the
                                                 Commission Only (as permitted
/ /   Definitive Proxy Statement                 by Rule 14a-6(e)(2))
/ /   Definitive Additional Materials

/ /   Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

-------------------------------------------------------------------------------
                         SAFE AID PRODUCTS INCORPORATED
-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/X/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)    Title of each class of securities to which transaction applies:

           Common Stock

    (2)    Aggregate number of securities to which transaction applies:

           585,819,936 shares

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0- 11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $.008 per share, average of the bid and ask on September 9,1997.

    (4)    Proposed maximum aggregate value of transaction:
           $4,696,600.00

    (5)    Total fee paid:
           $937.32

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)    Amount Previously Paid:

    (2)    Form, Schedule or Registration Statement No.:

    (3)    Filing Party:

    (4)    Date Filed:

                           PRELIMINARY PROXY MATERIALS
                           ---------------------------

                         SAFE AID PRODUCTS INCORPORATED

                                 --------------

                          NOTICE OF SPECIAL MEETING OF
                   STOCKHOLDERS TO BE HELD SEPTEMBER __, 1997

                                 --------------

TO THE STOCKHOLDERS OF SAFE AID PRODUCTS INCORPORATED:

         We invite you to attend a Special Meeting of Stockholders of Safe Aid Products Incorporated ("Safe Aid") to be held at the offices of Lazer, Aptheker, Feldman, Rosella & Yedid, LLP, 250 Old Country Road, Melville, New York 11747 on September __, 1997, beginning at _______, local time. The limited purpose of the Special Meeting is to consider and vote upon the following proposals, all of which are more completely set forth in the accompanying Proxy Statement:

         1. To consider and vote upon a proposal to amend Safe Aid's Certificate of Incorporation to effectuate a ten-for-one reverse stock split of Safe Aid's Common Stock.

         2. To consider and vote upon a proposal to amend Safe Aid's Certificate of Incorporation to increase the authorized common stock to 999,999,000 shares of common stock.

         3. To consider and vote upon a proposal to amend Safe Aid's Certificate of Incorporation to change Safe Aid's name to Safe Technologies International, Inc.

         4. To consider and vote upon a proposal to approve and adopt a merger agreement dated August 29, 1997, between Safe Aid and Intelligence Network International, Inc. and the transactions contemplated thereby.

         5. To transact such other business as may properly come before the meeting.

         Only stockholders of record at the close of business on August 29, 1997, are entitled to notice of and to vote at the Special Meeting or any adjournments thereof.

         Whether or not you plan to attend the Special Meeting in person, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed envelope which requires no postage if mailed in the United States. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                                      By order of the Board of Directors,

                                      SAFE AID PRODUCTS INCORPORATED



                                      Stanley Snyder, President

Melville, New York
Date:  September __, 1997

                         SAFE AID PRODUCTS INCORPORATED

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Safe Aid Products Incorporated, a Delaware corporation ("Safe Aid") of proxies from the holders of Safe Aid's common stock, par value $.00001 per share (the "Safe Aid Common Stock"), for use at the Special Meeting of Stockholders to be held at the offices of Lazer, Aptheker, Feldman, Rosella & Yedid, LLP on September __, 1997, beginning at ____ local time and at all adjournments and postponements thereof (the "Special Meeting").

         The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent to stockholders is September __, 1997. Safe Aid's principal executive offices are located at c/o Lazer, Aptheker, Feldman, Rosella & Yedid, LLP, 225 Old Country Road, Melville, New York 11747 and its telephone number is (516) 364-3887.

                         PURPOSES OF THE SPECIAL MEETING

         At the Special Meeting, Safe Aid's stockholders will consider and vote upon the following matters:

         1. An amendment to Safe Aid's Certificate of Incorporation to effectuate a ten-for-one reverse stock split of Safe Aid's Common Stock (the "Reverse Stock Split");

         2. An amendment to Safe Aid's Certificate of Incorporation to increase the authorized common stock to 999,999,000 shares of common stock (the "Common Stock Amendment");

         3. An amendment to Safe Aid's Certificate of Incorporation to change Safe Aid's name to Safe Technologies International, Inc. (the "Name Change Amendment");

         4. The proposed merger of Intelligence Network International, Inc., a Florida corporation ("INI") with and into Safe Aid pursuant to the terms and condition of the merger agreement between INI and Safe Aid dated August 29, 1997 (the "Merger Proposal"); and

         5. Such other business as may properly come before the Special Meeting, including any adjournments or postponements thereof.

         In order to consummate the Merger with INI, Safe Aid stockholders need to adopt and approve each of the proposals presented at the Special Meeting: (i) the Reverse Stock Split, (ii) the Common Stock Amendment, (iii) the Name Change Amendment, and (iv) the Merger Proposal. The Merger Agreement provides that approval of each of these proposals is a condition precedent to closing the Merger.

         Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth herein) will be voted FOR the Reverse Stock Split, FOR the Common Stock Amendment, FOR the Name Change Amendment, and FOR the Merger Proposal. In the event a stockholder specifies a different choice by means of the enclosed proxy, his or her shares will be voted in accordance with the specifications so made. The Board does not know of any other matters that may be brought before the Special Meeting. In the event that any other matter should come before the Special Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment.

                                     SUMMARY

         The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement.

General

         This Proxy Statement, Notice of Safe Aid Special Meeting to be held September __, 1997, and form of proxy solicited in connection therewith are being mailed to holders of Safe Aid Common Stock on or about September __, 1997.

Special Meeting

         At the Special Meeting, holders of shares of Safe Aid Common Stock will consider and vote upon (i) a proposal to amend Safe Aid's Certificate of Incorporation to effectuate a ten-for-one reverse stock split (the "Reverse Stock Split"), (ii) a proposal to amend Safe Aid's Certificate of Incorporation to increase the authorized common stock to 999,999,000 shares of common stock (the "Common Stock Amendment"), (iii) a proposal to amend Safe Aid's Certificate of Incorporation to change Safe Aid's name to Safe Technologies International, Inc. (the "Name Change Amendment"), (iv) a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby (the "Merger Proposal") and (v) on such other matters as may properly be submitted to a vote at the Special Meeting.

         In order to consummate the Merger with INI, Safe Aid stockholders need to adopt and approve each of the proposals presented at the Special Meeting: (i) the Reverse Stock Split, (ii) the Common Stock Amendment, (iii) the Name Change Amendment, and (iv) the Merger Proposal. The Merger Agreement provides that approval of each of these proposals is a condition precedent to the closing of the Merger.

INI Shareholder Approval

         By written consent, the shareholders of INI have approved and adopted the Merger Agreement and the transactions contemplated thereby.

Safe Aid

         Safe Aid was incorporated under Delaware law on May 21, 1987 to engage in manufacturing and marketing of a disinfectant product for sale in dental and medical offices and hotel and motel markets, as well as in the retail over-the counter market, and to engage in research and development regarding nasal and transdermal delivery of aspirin and other drugs.

         During the past several years, Safe Aid has been virtually inactive with nominal sales and operations and has remained in its development stage. During the past year, Safe Aid's principal business objective has been to find and merge with an operating company that management believes could increase shareholder value.

         Safe Aid's executive offices are located at c/o Lazer, Aptheker, Feldman, Rosella & Yedid, LLP, 225 Old Country Road, Melville, New York 11747 and its telephone number is (516) 364- 3887.

INI

         INI offers a broad range of Internet services and products through its three wholly owned subsidiaries: (i) CyberPlan, Inc, a company which specializes in preparing bundled software packages, (ii) Property Intelligence International, Inc., an Internet information and content service provider and
(iii) In CyberMall, Inc., an Internet directory for upmarket products and services. (collectively, these companies may sometimes be referred to herein as the "Internet Companies").

         INI also intends to expands its products and services into two new industries with two recent acquisitions. On August 2, 1997, INI acquired Total Micro Computers, Inc. ("TMC"), a wholesaler and retailer of custom designed and assembled computer systems and related products. On August 28, 1997, INI acquired GMG Computer Consultants, Inc. d.b.a. Precision Imaging ("GMG"), a digital pre-press company which specializes in producing high quality full color magazine publications and catalogs (collectively, GMG and TMC sometimes may be referred to herein as the "Acquisition Companies."). See "Information about INI" and "Acquisition Companies."

         INI's executive offices are located at 249 Peruvian Avenue, Palm Beach, Florida 33480 and its telephone number is (561) 659-6227.

The Merger

         Prior to the closing date of the Merger (the "Closing Date"), Safe Aid shall effect a ten-for-one reverse stock split pursuant to which its outstanding common stock will be reduced to 70,547,720 shares. At the Effective Time, INI shall be merged with and into Safe Aid pursuant to the terms and conditions of the Merger Agreement. As of the Effective Time, the separate corporate existence of INI will terminate, and each issued and outstanding share of INI Common Stock will be converted into the right to receive one share of Safe Aid Common Stock. In the aggregate, INI shareholders will receive 585,819,936 shares of Safe Aid Common Stock in the Merger. At the Closing, Safe Aid will also issue 49,109,500 shares of Safe Aid Common Stock to certain brokers, finders and consultants for services rendered in the Merger transaction. After the consummation of the Merger, the former INI shareholders will own approximately 83% of Safe Aid's Common Stock.

Conditions to the Merger

         The obligations of Safe Aid and INI to effect the Merger are subject to certain conditions, including, among other things, (i) approval and adoption of the Reverse Stock Split, the Common Stock Amendment, the Name Change Amendment and the Merger Agreement by Safe Aid's stockholders, (ii) the accuracy of representations and warranties included in the Merger Agreement and other customary conditions. Other than the required approval of the Merger by the Safe Aid stockholders, substantially all of the obligations of Safe Aid and INI to consummate the Merger may be waived or modified by the party that is, or whose stockholders are, entitled to the benefits thereof.

Termination of the Merger Agreement

         Either INI or Safe Aid may terminate the Merger Agreement upon written notice to the other if the closing of the Merger (the "Closing") has not occurred by October 31, 1997, without liability to either party.

Management and Operations after the Merger

         At the Effective Time, all of the existing officers and directors of Safe Aid will resign, and the new officers and directors of Safe Aid after the Merger will be as follows: Barbara L. Tolley, Chairman of the Board and CEO, Michael Bhathena, Vice President and Chief Information Officer, Bradford L. Tolley, Secretary and Treasurer, Charles N. Martus, Director, Jack W. Tolley, Director, Franklin L. Frank, Director and Robert L. Alexander, Director.

         After the Merger, new management will develop Safe Aid's New Media and New Technology Services. New management intends to (i) expand the operations of the Acquisition Companies by providing these companies with marketing expertise, financial expertise and administration, (ii) integrate Internet services into the daily operations of the Acquisition Companies and (iii) make selective vertical or horizontal acquisitions in strategic locations of companies which are compatible to Safe Aid's target niche profile of products and services.

                                  RISK FACTORS

         Stockholders of Safe Aid, in considering whether to approve the Merger Proposal should consider the following matters. These matters should be considered in conjunction with the other information included and incorporated by reference in this Proxy Statement.

Limited Operating History of INI

         INI commenced operations on October 2, 1996 and since its inception has had limited operations. As a result, the likelihood of success of INI's operations must be considered in view of all the risks, expenses and delays inherent in the establishment of a new business, including, but not limited to, unforeseen expenses, complications and delays, the initiation of marketing activities, the initiation of marketing activities, the uncertainty of market acceptance of new services, intense competition from larger more established competitors and other factors. Accordingly, there can be no assurance that the business of INI will be successful.

Merger Consideration and Dilution

         The consideration to be given to INI and Safe Aid stockholders in the Merger has been determined by arms-length negotiations between INI and Safe Aid, and does not have any direct relation to Safe Aid or INI's earnings, results of operations, book value, asset value or other criteria of value. There can be no assurances that the merger consideration represents an accurate valuation of Safe Aid's or INI's business. If the Merger is consummated, it will result in substantial dilution to the shareholders of Safe Aid. Pursuant to the Merger Agreement, Safe Aid will issue 585,819,936 shares of its common stock to INI's shareholders or approximately 83% of Safe Aid's Common Stock to be outstanding after the Merger. The former Safe Aid stockholders will own approximately 10% of Safe Aid Common Stock to be outstanding after the Merger and certain brokers, consultants and finders will own approximately 7% of Safe Aid's Common Stock to be outstanding after the Merger. See "The Proposed Merger-Brokerage and Finder's Fees" and "The Proposed Merger-Consultant's Fees".

Developing Market; Unproven Market for INI's Services

         INI's Internet Companies offer a broad selection of Internet based products and services. The services which the Internet Companies intend to offer have only recently begun to develop and are services which are rapidly developing and evolving. There can be no assurance that INI's specialization in new marketing methods and technologies will be readily accepted on a world wide or other significant basis. Moreover, critical issues such as market resistance to change from traditional marketing methods of conducting commerce and exchanging information may negatively impact the pace of INI's growth.

Acquisition Strategy

         INI has experienced significant growth through acquisitions of five-wholly owned subsidiaries doing business in the Internet and technology related fields. After the consummation of the Merger, Safe Aid's success is dependent, in part, upon its ability to integrate the operations of, and manage over time, the acquired companies. There can be no assurance that Safe Aid will successfully integrate the acquired operations of GMC or TMC into its operations or that the anticipated benefits of the acquisitions will be achieved. The failure to successfully integrate GMG or TMC or future acquisitions into Safe Aid's operations would adversely affect Safe Aid's financial condition and results of operations.

Capital Requirements

         If the Merger is consummated, Safe Aid's capital requirements will be significant, and it will be an important ongoing function and responsibility of management to secure such necessary capital. Following the Merger, management will seek to raise capital (if necessary) through public or private offerings of equity or debt securities. A vital part of Safe Aid's growth will depend upon the successful attainment of capital. Safe Aid will need capital to grow the existing Acquisition Companies and to make additional appropriate vertical and horizontal market industry acquisitions. There can be no assurance that any such additional financing will be available to Safe Aid on commercially reasonable terms, or at all. In light of Safe Aid's limited resources, its anticipated expenses and the competitive environment in which it operates, any inability to obtain additional financing, if required, would have a material adverse effect on Safe Aid.

Dependence on Key Personnel

         After the Merger, the success of Safe Aid will be highly dependent on its management. Safe Aid's success will depend to a significant extent upon the efforts and ability of its Chief Executive Officer and Chairman, Barbara Tolley, and certain other key executives, including executives of its acquired subsidiaries. Upon Closing, Ms. Tolley will enter into a two year employment agreement with Safe Aid, with an option exercisable by Ms. Tolley to extend the employment agreement for an additional year. See "Business after the Merger Employment Agreements." The loss of the services of Ms. Tolley or other key executives could have a material adverse effect on Safe Aid's business.

Competition

         The market for companies providing Internet Services is highly competitive and there are many new participants entering the market Many companies offering the services provided by the Internet Companies already have large customer bases and have greater financial capabilities than INI initially will have. The market competition for companies providing computer sales and services is also highly competitive and requires that companies such as this, operate with very small profit margins.

Possible Depressing Effect of Future Sales of Safe Aid Common Stock

         Future sales of the shares of Safe Aid Common Stock to be issued in the Merger, or the perception that such sales could occur, could adversely affect the market price of Safe Aid Common Stock. There can be no assurance as to when, and how many of, the shares of Safe Aid Common Stock to be issued in the Merger will be sold and the effect such sales may have on the market price of Safe Aid Common Stock. Such securities are subject to resale restrictions in accordance with the Securities Act of 1933, as amended (the "Securities Act") and the regulations promulgated thereunder. As such restrictions lapse or if such securities are registered for sale to the public, such securities may be sold to the public.

Forward-Looking Statements

         The management of INI and Safe Aid believe that this Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including statements regarding, among other items, (i) the business plan for Safe Aid after the Merger and (ii) anticipated trends in the Internet and technology related fields. These forward-looking statements are based largely on management's expectations and are subject to a number of risks and uncertainties, certain of which are beyond INI and Safe Aid's control. Actual results could differ materially from these forward-looking statements as a result of the factors described in "Risk Factors," including, among others, general economic conditions, the limited operating history of INI, the unproven market for INI's services, governmental regulation and competitive factors. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Proxy Statement will in fact transpire.

                                 Special Meeting

Matters to be Considered at the Special Meeting

         At the Special Meeting, holders of Safe Aid Common Stock will be asked to consider and vote upon (i) the Reverse Stock Split, (ii) the Common Stock Amendment, (iii) the Name Change Amendment, (iv) the Merger Proposal, and (v) such other proposals as may be properly brought before the Special Meeting.

         In order to consummate the Merger with INI, Safe Aid stockholders need to adopt and approve each of the proposals presented at the Special Meeting: (i) the Reverse Stock Split, (ii) the Common Stock Amendment, (iii) the Name Change Amendment, and (iv) the Merger Proposal. The Merger Agreement provides that approval of each of these proposals is a condition precedent to the closing the Merger.

Record Date; Stock Entitled to Vote; Quorum

         Only stockholders of record of Safe Aid Common Stock at the close of business on August 29, 1997 (the "Safe Aid Record Date") are entitled to receive notice of, and to vote at, the Special Meeting. At the close of business on the Safe Aid Record Date, Safe Aid had issued and outstanding 705,477,200 shares of Safe Aid Common Stock. A majority of the outstanding shares of Safe Aid Common Stock on the Safe Aid Record Date must be represented in person or by proxy at the Special Meeting in order for a quorum to be present. Each share of Safe Aid Common Stock issued and outstanding on the Safe Aid Record Date will entitle the holder thereof to one vote on each proposal presented at the Special Meeting.

         Shares of Safe Aid Common Stock represented at the Special Meeting by a properly executed, dated and returned proxy will be treated as present at the Special Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Proxies relating to "street name" shares that are properly executed and returned by brokers will be counted as shares present for purposes of determining the presence of a quorum, but will not be treated as shares having voted at the Special Meeting with respect to (i) the Reverse Stock Split, (ii) the Common Stock Amendment, (iii) the Name Change Amendment, or (iv) the Merger Proposal if authority to vote is withheld from the broker (a "broker non-vote").

Votes Required

         The affirmative vote of the holders of a majority of the outstanding shares of Safe Aid Common Stock is required to approve and adopt (i) the Reverse Stock Split, (ii) the Common Stock Amendment, (iii) the Name Change Amendment, and (iv) the Merger Proposal.

Voting of Proxies

         Proxies properly executed and returned in a timely manner will be voted at the Special Meeting in accordance with the directions noted thereon. Proxies which are properly executed, but for which no voting direction is indicated, will be voted FOR the Reverse Stock Split, FOR the Common Stock Amendment, FOR the Name Change Amendment and FOR the Merger Proposal. Abstentions will be recorded as such by the Inspector of Elections for the Special Meeting. Abstentions and broker non-votes (as well as any other failure to vote) will not be considered as votes cast with respect to any of the proposals.

Revocability of Proxies

         Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either by voting in person at the meeting, by written notice to the Secretary of Safe Aid or by delivery of a later-dated proxy.

Ownership by Executive Officers and Directors

         As of August 29, 1997, directors and executive officers of Safe Aid may be deemed to be beneficial owners of shares (including shares underlying certain options and warrants) of 195,596,000 Safe Aid Common Stock, or approximately 27.8% of the then outstanding shares of Safe Aid Common Stock.

Recommendation of the Safe Aid Board

         The Safe Aid Board has unanimously approved the (i) the Reverse Stock Split, (ii) the Common Stock Amendment, (iii) the Name Change Amendment, and
(iv) the Merger Proposal (collectively, all such proposals shall be referred to as the "Safe Aid Proposals"). The Safe Aid Board believes that the Safe Aid Proposals are in the best interests of Safe Aid and its stockholders and recommends that the Safe Aid Stockholders vote FOR the Reverse Stock Split, FOR the Common Stock Amendment, FOR the Name Change Amendment and FOR the Merger Proposal.

                               THE PROPOSED MERGER

         The following summary of the material terms of the Merger Agreement is qualified in its entirety by reference to the provisions of the Merger Agreement, which is attached as Exhibit A to this Proxy Statement and is incorporated by reference herein.

General

         The respective Board of Directors of Safe Aid and INI, meeting separately, each approved and adopted the Merger Agreement and the Merger and authorized the execution and performance of the Merger Agreement. The shareholders of INI have approved and adopted the Merger Agreement and the Merger and authorized the execution and performance of the Merger Agreement.

Background of the Merger

         The Presidents of Safe Aid and INI were introduced in July 1996, and became aware of each other's situations and needs. Pursuant to that meeting, the Presidents of the two entities stayed in contact and communication with each other during the year of 1996. In early Spring 1997, the Presidents met, again, in Florida and initiated serious conversations about the possibility of a potential merger which could benefit both companies.

         In July 1997, the parties came to an agreement as to the terms of a potential merger. On August 18, 1997, Safe Aid and INI entered into a letter of intent. On August 29, 1997, the parties entered into a definitive Merger Agreement.

Reasons for the Merger; Recommendation of the Safe Aid Board

         Safe Aid has been unsuccessful in effecting its original business purpose and had virtually no active operations for the past several years. In addition, Safe Aid has no capital available to renew active operations. As a result, management adopted a strategy of locating an operating company to engage in a business combination with Safe Aid that could increase shareholder value.

         In considering the merits of the Merger with INI, Safe Aid's Board of Directors gave substantial weight to its belief that marketing through the Internet, and related fields of INI, represent a significant growth opportunity. Management has reviewed the business plan of INI and believes that it represents a viable business opportunity and an opportunity to increase shareholder value. Safe Aid's Board of Directors also considered the risk factors attributable to INI's business discussed in "Risk Factors" above, particularly INI's limited operating history and need for additional capital and disadvantages of the Merger, such as the substantial dilution of the existing stockholders' ownership of Safe Aid.

         Safe Aid's Board of Directors determined that the benefits outweighed the disadvantages and unanimously approved the terms of the Merger and recommends that Safe Aid stockholders adopt the Merger Agreement. See "The Proposed Merger."

Reasons for the Merger; Recommendation of the INI Board

         The decision of the INI board, based upon the recommendation of Barbara Tolley, the Chairman of the Board, was based upon INI's interest in growing and securing market share for the private acquisition companies, as quickly as possible, and believing that it was in the interests of INI's global expansion plans to become part of a public company entity.

Effective Time

         The Merger will become effective upon the filing of (i) a Certificate of Merger with the Secretary of State of Delaware and (ii) Articles of Merger with the Secretary of State of Florida (the "Effective Time"). The Effective Time is expected to occur as promptly as practicable after the required approval of Safe Aid stockholders at their Special Meeting, subject to the terms and conditions contained in the Merger Agreement.

Structure of the Merger; Conversion of Shares

         Prior to the Closing Date, Safe Aid shall effect a ten-for-one reverse stock split pursuant to which its outstanding common stock will be reduced to 70,547,720 shares. At the Effective Time, INI shall be merged with and into Safe Aid pursuant to the terms and conditions of the Merger Agreement. As of the Effective Time, the separate corporate existence of INI will terminate, and each issued and outstanding share of INI Common Stock will be converted into the right to receive one share of Safe Aid Common Stock. In the aggregate, INI shareholders will receive 585,819,936 shares of Safe Aid's Common Stock in the Merger. At the Closing, Safe Aid will also issue 49,109,544 shares of Safe Aid Common Stock to certain brokers, finders and consultants for services rendered in the Merger transaction. After the consummation of the Merger, the former INI shareholders will own approximately 83% of Safe Aid's Common Stock.

Procedure to Exchange of Certificates

         As soon as is practicable after the Effective Time, Safe Aid's transfer agent, United States Transfer of Englewood, Colorado (the "Transfer Agent") will mail a form of transmittal letter to holders of INI Common Stock. The form of transmittal letter will contain instruction with respect to the surrender of certificates representing INI Common Stock.

         INI STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO THE TRANSFER AGENT UNLESS AND UNTIL THE INI SHAREHOLDER RECEIVES A LETTER OF TRANSMITTAL FOLLOWING THE EFFECTIVE TIME.

Governmental Approvals

         Safe Aid and INI do not need to obtain any federal or state governmental approvals in order to effectuate the Merger.

Conditions to the Merger

         The obligations of INI to effect the Merger are subject to certain conditions; including (i) approval and adoption of the Reverse Stock Split by Safe Aid's stockholders, (ii) approval and adoption of the Common Stock Amendment by Safe Aid's stockholders, (iii) approval and adoption of the Name Change Amendment by Safe Aid's stockholders, (iv) approval and adoption of the Merger Agreement by Safe Aid's stockholders, and (v) the accuracy of representations and warranties of Safe Aid made in the Merger Agreement and other customary conditions.

         The obligation of Safe Aid to effect the Merger are subject to certain conditions, including (i) simultaneously with or prior to closing, INI shall have closed acquisitions of at least two companies active in industries relating to that of INI and reasonably acceptable to Safe Aid, and as of the Closing Date shall have not less than $280,000 in cash or cash equivalent assets, (ii) Safe Aid and Barbara Tolley shall have entered into an employment agreement pursuant to which Ms. Tolley will be employed as the Chief Executive Officer and Chairman of the Board of Safe Aid, and (iii) the accuracy of representations and warranties of INI made in the Merger Agreement and other customary conditions.

Termination of the Merger Agreement

         Either INI or Safe Aid may terminate the Merger Agreement upon written notice to the other if the Closing of the Merger has not occurred by October 31, 1997, without liability to either party.

Federal Income Tax Consequences

         For federal income tax purposes the merger of INI with and into Safe Aid, in accordance with the terms of the Merger Agreement, will qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). Provided that the Merger qualities as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, (i) no gain or loss will be recognized by either Safe Aid or INI as a result of the consummation of the Merger, (ii) no gain or loss will be recognized by a shareholder of INI upon the receipt by such shareholder of shares of Safe Aid's Common Stock in exchange for such shareholder's shares of INI's Common Stock in accordance with the terms of the Merger Agreement, (iii) the aggregate tax basis of the shares of Safe Aid Common Stock received by a shareholder of INI will be the same as the aggregate tax basis of the shares of INI Common Stock surrendered in exchange therefor reduced by the amount of any cash received and increased by the amount of any gain recognized, and (iv) the holding period of the shares of Safe Aid Common Stock received by an INI shareholder in exchange for shares of INI Common Stock will include the period during which the shares of INI

Common Stock surrendered in exchange therefor were held, provided the shares of INI Common Stock were held as capital assets at the Effective Time.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. INI SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE SPECIFIC AND DEFINITIVE ADVICE AS TO THE FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE CONVERSION OF THEIR SHARES OF INI COMMON STOCK PURSUANT TO THE MERGER, AS WELL AS ADVICE AS TO THEIR APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS AND POSSIBLE AMENDMENTS TO SUCH LAWS.

Accounting Treatment of the Merger

         It is anticipated that the Merger will be accounted for using the "purchase" method of accounting, in accordance with generally accepted accounting principals. Therefore, the aggregate consideration paid by Safe Aid in connection with the Merger will be allocated to INI's assets and liabilities based on their fair values, with any excess being treated as goodwill. The assets, liabilities and results of operation of INI will be consolidated into the assets, liabilities and results of operation of Safe Aid subsequent to the Effective Time.

Resale of Safe Aid Common Stock

         The shares of Safe Aid Common Stock which will be received by INI shareholders pursuant to the Merger Agreement will be restricted securities as defined in Rule 144 of the Securities Act. Restricted securities can be sold into the public market pursuant to Rule 144 or pursuant to an effective registration statement. Additionally, such sales are subject to any applicable state securities laws.

Brokerage and Finder's Fees

         In connection with the Merger, both INI and Safe Aid have incurred obligations to pay certain brokerage and finder's fees. INI and Safe Aid will pay for these obligations by issuing certain parties shares of Safe Aid's Common Stock. All such issuances will be on a post-split basis.

         At the Closing of the Merger, Safe Aid will pay a finder's fee to Robert Weinberg and Norman and Bernie Moskowitz. At the Closing, Safe Aid will issue 3,527,386 shares of its common stock to Mr. Weinberg and 3,527,386 shares of its common stock to Norman and Bernie Moskowitz. At the Closing, INI will issue 1,100,000 shares of INI Common Stock to Lockwood Realty, 100,000 shares of INI Common Stock to Jay Shapiro and 106,200 shares of INI Common Stock to First Venture, which shares will be exchanged for Safe Aid Common Stock pursuant to the Merger.

         At the Closing of the Merger, Safe Aid will pay a finder's fee to Private Trust Corp. Ltd., as Trustee for New Amsterdam Investment Trust (the "Trustee"). At the Closing, Safe Aid will issue 7,054,772 shares of its common stock to the Trustee.

         Except for the above finder's fee neither INI nor Safe Aid has incurred any liability for brokerage, finder's fees or similar charges in connection with the Merger.

Consultant's Fees

         Stanley Snyder, a President and Director of Safe Aid, and Lawrence Feldman, Safe Aid's former counsel, have served as consultants to Safe Aid during the Merger. As payment for their services, Safe Aid will issue 17,500,000 shares of its common stock (on a post-split basis) to each of Mr. Feldman and Mr. Snyder at the Closing of the Merger.

                            BUSINESS AFTER THE MERGER

         Following the Merger, the new management of Safe Aid intends to (i) expand the operations of the Acquisition Companies by providing these companies with marketing expertise, financial expertise and administration, (ii) integrate Internet services into the daily operations of the Acquisition Companies and
(iii) make selective vertical or horizontal acquisitions in strategic locations of companies which are compatible to Safe Aid's target niche profile of products and services.

         New management will help develop marketing plans for each acquired company, and will provide the companies with continual reviews to monitor progress and growth. Each Acquisition Company will, pursuant to the marketing plan, implement and be responsible for its own sales goals and projections, sales force, sales contacts and all sales processing.

         New management also intends to integrate Internet services provided by the Internet Companies into the day to day business operations of each of the Acquisition Companies, as well as any future business acquisition companies. The Internet Companies have already begun creating web sites for GMG and TMC and also have made available installation of AT &T WorldNet Internet Services for both GMG and TMC usage. The Internet Companies have also made these services available to the companies' own customers. Any sophisticated or in depth Internet services, i.e. Intranets, system integration, etc., which the customers of the Acquisition Companies might require, will be referred to the Internet Companies.

         The Internet Companies will also be responsible for the Internet electronic commerce of the Acquisition Companies, and will be responsible for set up and maintenance of web sites, up to the point of processing the order. As the Acquisition Companies become more familiar with the Internet and doing business electronically, the Internet Companies will begin to transfer more and more of the Acquisition Companies procedures and processes (i.e. inventory, ordering, field sales management, pricing) onto the Internet via a private company Intranet for each company.

         Management after the Merger

         As of the Effective Time, all of the existing officers and directors of Safe Aid will resign, and the new executive officers and directors of Safe Aid after the Merger will be as follows:

         Name                   Age      Position Held with Registrant
         ----                   ---      -----------------------------

         Barbara L. Tolley       60      CEO and Chairman of the Board
         Charles N. Martus       74      Director
         Jack W. Tolley          74      Director
         Franklin L. Frank       61      Director

         Robert L. Alexander     54      Director
         Bradford L. Tolley      33      Secretary and Treasurer
         Michael Bhathena        29      Vice President and Chief Information
                                             Officer


         Barbara L. Tolley received her BA from Ohio State University in 1959. She founded Westchester Ltd., Inc., in 1975, a privately held company specializing in international marketing and advertising in which she held the office of President until 1989. In 1990, Ms. Tolley founded one of the Internet companies, Property Intelligence International, Inc.("PII"), an international consulting and online real estate business service currently on the Internet. Since 1996, Ms. Tolley has been one of the majority stockholders in Villas International Realty, Inc., an international holiday rental agency. Ms. Tolley has been a President and Director of INI since its inception in October 1996. Ms. Tolley is the wife of Jack W. Tolley and the mother of Bradford L. Tolley.

         Charles N. Martus is a graduate of Dartmouth College, Hanover, New Hampshire in 1944, and attended Amos Tuck School. Mr. Martus was a principal in a gourmet food operation in Manhattan from 1946 until 1990. During the past five years, Mr. Martus has been retired.

         Jack W. Tolley is a graduate of Dartmouth College, Hanover, New Hampshire in 1947, and attended Cornell University in Ithaca, New York. Mr. Tolley founded J.W. Tolley & Associates in 1953, a national marketing and advertising agency and served as President until 1975. Mr. Tolley was a Director and consultant to Westchester Ltd., Inc. until 1982. Mr. Tolley has been pursuing a career as an artist and painter of Southwestern American art and as an author of several books on Florida and immigration for foreign nationals. Mr. Tolley has been a Director of INI since October 1996. Mr. Tolley is the husband of Barbara L. Tolley and the father of Bradford L. Tolley.

         Franklin L. Frank has been Director and President of a privately held real estate development company, based in Hicksville, New York, as well as a stockholder in other real estate asset companies. Mr. Frank is currently involved with mining operations in the State of Nevada. Mr. Frank has been a Director of INI since October 1996.

         Robert L. Alexander has been in management with Fortune 500 companies, and has had start up responsibility with privately held corporations during his career. Mr. Alexander was President of International Communications Systems
(ICS) from 1991 to 1993. He was President of United Communications Systems (USC) from 1993-1994, a telephone reseller company in select markets. Mr. Alexander founded his own company, Comstar International, Inc., with master distributor contracts with GE Capital Communications Services in 1994. He was recruited by Systems Communications, Inc. as CEO, responsible for operations of communications companies acquired and merged into the public company. Since April 1997 Mr. Alexander has been President of International Teledata Corporation, responsible for its transition from a privately held company to a public company.

         Bradford L. Tolley is a graduate of Phillips Academy in Andover, Massachusetts in 1982, and attended Rollins College in Winter Park, Florida. He was employed by Westchester Ltd., Inc., as an account executive from 1984 to 1989. From 1990-1992, Mr. Tolley was employed by Bilfinger & Berger's American subsidiary, Fru-Con Corporation, both subsidiaries of Dresdner Bank in Germany. From 1990-1992, Mr. Tolley was Vice President of PII, one of the Internet Companies. Mr. Tolley is currently President of Tolley Investments, Inc., a privately held company. Mr. Tolley has been the Treasurer, Secretary and a Director of INI since October 1996. Mr. Tolley is the son of Jack W. Tolley and Barbara L. Tolley.

         Michael Bhathena holds a B.A. in Computing & Statistics and a masters degree in computing science, from the University of Kent in Great Britain. Mr. Bhathena served as an assistant trader and then in the finance department at the Hong Kong & Shanghai Banking Corporation's (HSBC) City of London Offices from 1986-1988. Mr. Bhathena served as a voice and data communications executive for the Infocheck Group, Ltd. from 1992-93, a pioneer in providing on-line credit information to British companies. Mr. Bhathena was employed and served as President of PII Ltd., United Kingdom an affiliate of PII, one of the Internet Companies from 1993-1995.

Employment Agreements

         Upon Closing, Barbara Tolley will enter into a two year employment agreement with Safe Aid with an option exercisable by Ms. Tolley to extend the employment agreement for an additional year. Ms. Tolley's compensation will be $120,000 per year for the initial two year term. At Ms. Tolley's option, this sum can be paid with half cash and half stock, all cash or on an accrual basis. Ms. Tolley will be entitled to bonus compensation based on a percentage of the annual net pre-tax profits of Safe Aid. As an officer of Safe Aid, she will be entitled to participate in an overall group insurance plan providing health, life and disability insurance benefits for employees of Safe Aid. The employment agreement will also provide for the use of an automobile and/or a monthly automobile allowance, payment of club dues and other fringe benefits commensurate with her duties and responsibilities.

Significant Employees

         Four significant employees of GMG and TMC, the Acquisition Companies, have entered into employment agreements with their respective companies for a one year period after the Closing of the Merger.

         On August 21, 1997, Gary Bart and Dean Constantine, the President and Vice President of GMG each entered into an employment agreement with GMG relating to the employment of such individuals with GMG effective as of the Closing Date of the Merger. The employment agreements contain non-competition and confidentiality provisions and provide that Gary Bart will be the President of GMG and that Dean Constantine will be the Vice President of GMG. Mr. Bart and Mr. Constantine will respectively receive salaries of $84,000 and $60,000 per annum and will be entitled to receive an annual bonus equal to the net profits of GMG after tax for the 1997 fiscal year.

         Anthony Diaz and Gerardo Toquica each entered into an employment agreement with TMC dated August 1, 1997, relating to the employment of such individuals with TMC effective as of the Closing Date of the Merger. The employment agreements contain non-competition and confidentiality provisions. Mr. Diaz and Mr. Toquica will each receive a salary of $72,000 per annum.

         The foregoing summary of the terms of the employment agreements for the significant employees is qualified in its entirety by reference to the provisions of these employment agreements, a copy of which can be obtained from Safe Aid's management pursuant to the instructions contained on page 36 hereof.

                    PRINCIPAL STOCKHOLDERS AFTER THE MERGER

         The following table sets forth certain information regarding the identity of the persons who will be the principal stockholders of Safe Aid if the Merger is consummated. The following table sets forth the number of shares of Safe Aid's Common Stock that will be beneficially owned by (i) each person who will be named a director and/or executive officer of Safe Aid after the Merger, (ii) all directors and executive officers of Safe Aid after the Merger as a group and (iii) each shareholder who will be a beneficial owner of more than 5% of Safe Aid's Common Stock after the Merger. In addition to the shares issued in the Merger, this table also reflects stock to be issued immediately prior to the Merger for capital contributions and services rendered to INI in connection with the Merger. After the Merger, Safe Aid will have issued an outstanding 705,477,200 shares of its common stock. An asterisk indicates beneficial ownership of less than 1% of the outstanding Safe Aid Common Stock after the Merger.

Name and Future Position     Amount and Nature of        Percentage of Shares
                              Beneficial Ownership

     Barbara L. Tolley 1           259,595,536                   36.8
     Chairman and CEO

     Ruth Deutsch 2                141,595,535                   20.1
       Shareholder

     Franklin L. Frank 3            68,000,000                    9.6
        Director

     Bradford L. Tolley             25,000,000                    3.5
    Treasurer and Secretary

      Jack W. Tolley 4               8,060,114                    1.2
          Director

     Michael Bhathena               11,000,000                    1.6
  Vice President and Chief
    Information Officer

     Charles N. Martus                 200,000                     *
        Director

     Robert L. Alexander               200,000                     *
        Director

  All officers and directors       372,055,650                   52.7%
       as a group

1 Excludes 8,060,114 shares held by Jack W. Tolley, Barbara Tolley's husband, and of which Ms. Tolley disclaims beneficial interest.

2 Excludes 68,000,000 shares beneficial held by Franklin L. Frank, Ms. Deutsch's and of which Ms. Deutsch disclaims beneficial interest.

3 Includes 34,000,000 shares held by LVDB, Inc., a corporation controlled by Mr. Frank.

4 Excludes 259,595,536 shares held by Barbara Tolley, Jack W. Tolley's wife, and of which Mr. Tolley disclaims beneficial interest.

                           INFORMATION ABOUT SAFE AID

Business

         Safe Aid was incorporated under Delaware law on May 21, 1987 to engage in manufacturing and marketing of a disinfectant product for sale in dental and medical offices and hotel and motel markets, as well as in the retail over-the counter market, and to engage in research and development regarding nasal and transdermal delivery of aspirin and other drugs.

         During the past several years, Safe Aid has been virtually inactive with nominal sales and operations and has remained in its development stage. During the past year, Safe Aid's principal business objective has been to find and merge with an operating company that management believes could increase shareholder value.

Employees

         At present, Safe Aid has one part-time clerical employee and one officer working part-time with respect to Safe Aid's business activities. Inasmuch as Safe Aid is not currently and does not plan to market any products in the near future, Safe Aid does not have any sales force.

Properties

         Inasmuch as there was limited activity, Safe Aid made arrangements to have access to office and conference facilities on an as needed basis at 300 Rabro Drive, Hauppauge, New York 11788. The cost of maintaining these office facilities was $150 per month. This arrangement was terminated during the fiscal year ending November 30, 1995.

Legal Proceedings

         There are no legal proceedings pending to which Safe Aid is subject, nor to the knowledge of Safe Aid are any such legal proceedings threatened.

Changes in and Disagreements with Accountants

         There have been no changes in or disagreements with Safe Aid's accountants, Scott & Guilfoyle.

Price Range of Common Stock

         Safe Aid's Common Stock is traded in the over-the-counter market under the symbol "SFAD". The following table sets forth the high and low stock closing bid, as reported by the National Quotation Bureau, Inc., for Safe Aid's Common Stock for the calendar periods indicated. These quotations reflect intermediate prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                              Common Stock
                              ------------

                        Bid              Asked
Period                  High/Low         High/Low
------                  --------         --------

1997
- - - - - -

1st Quarter             .0136/.00705     .0137/.0073
2nd Quarter             .016/.0045       .0163/.005

1996
- - - - - -
1st Quarter             .002/.0015       .003/.003
2nd Quarter             .06/.002         .07/.003
3rd Quarter             .025/.0075       .026/.0081
4th Quarter             .021/.008        .024/.0085

1995
- - - - - -
1st Quarter             .003/.001        .007/.004
2nd Quarter             .0025/.001       .007/.004
3rd Quarter             .0025/.001       .05/.003
4th Quarter             .0015/.001       .05/.003


         On September ___, 1997, the last trading day prior to the announcement of the proposed Merger, the closing price per share of Safe Aid's Common Stock was $___

         The approximate number of common stockholders of record of Safe Aid as of February 5, 1996 was 1,162.

Dividend Policy

         Safe Aid has never paid cash dividends on its Common Stock. Payment of dividends will be within the sole discretion of Safe Aid's Board of Directors and will depend, among other factors, upon earnings, capital requirements and the operating and financial condition of Safe Aid. At the present time, Safe Aid's anticipated financial capital requirements are such that it intends to follow a policy of retaining earnings in order to finance the development of its business.

                             PRINCIPAL STOCKHOLDERS

         Following table contains information as of August 29, 1997, as to the beneficial ownership of shares of Common Stock of Safe Aid of all officers and directors of Safe Aid, each person who to the knowledge of Safe Aid at that date, was the beneficial owner of 10% or more of the outstanding shares, and all officers and directors of Safe Aid as a group.

    Name and Address of               Amount and Nature of      Percent of Class
     Beneficial Owner                 Beneficial Ownership

Estate of Martin J. Feldman*               63,048,000                 9.0%
                                       Officer, Director

David J. Magid*                            35,678,000                 5.1%
40 Woodview Drive                         Shareholder
Doylestown, P.A.

Robert Reiner*                             72,838,456                10.4%
3 Doyle Court                             Shareholder
Port Jefferson, NY

Melvin M. Fritz, D.O., M.D.                     0                      0%
15 Dewey Street                             Director
Huntington, NY

Stanley Snyder                            129,798,000                18.5%
One Penn Plaza                         Officer, Director
Suite 1503
New York, NY

Barney Melsky                              2,750,000                   .4%
16 Tuxedo Drive                        Officer, Director
Melville, NY

All Officers and Directors as a           195,596,000                27.8%
group (including Estate of
Martin J. Feldman)

*These individuals may be deemed "parents" and "promoters" of Safe Aid under the rules and regulations of the Securities Act by virtue of their common stock ownership and their effort in the organization of Safe Aid.

                         MANAGEMENT'S PLAN OF OPERATIONS

         Safe Aid was incorporated under Delaware law on May 21, 1987 to engage in manufacturing and marketing of a disinfectant product for sale in dental and medical offices and hotel and motel markets, as well as in the retail over-the counter market, and to engage in research and development regarding nasal and transdermal delivery of aspirin and other drugs.

         During the past several years, Safe Aid has been virtually inactive with nominal sales and operations and has remained in its development stage. During the past year, Safe Aid's principal business objective has been to find and merge with an operating company that management believes could increase shareholder value.

         Safe Aid's audited financial statements for its fiscal year ended November 31, 1996 are attached hereto as Exhibit D to this Proxy Statement and are incorporated herein by reference. Safe Aid's unaudited financial statements for its quarters ended February 28, 1997 and May 31, 1997, respectively, are attached as Exhibit E to this Proxy Statement and are incorporated herein by reference.

                              INFORMATION ABOUT INI

Overview

         INI was incorporated under Florida law on October 2, 1996. Since its inception, INI has grown primarily through acquisition. On January 10, 1997, INI completed an acquisition of three Internet related companies in stock for stock exchanges. The principal shareholder of each of the Internet related companies was Barbara Tolley. In its January 1997 acquisition, INI acquired the following subsidiaries: CyberPlan, Inc., a Florida corporation ("CyberPlan"), Property Intelligence International, Inc., a Florida corporation ("PII") and In CyberMall, Inc., a Florida company ("In CyberMall").

         INI intends to expand its products and services through two more recent acquisitions. On August 2, 1997, INI acquired TMC, a wholesaler and retailer of custom designed and assembled computer systems and related products. On August 28, 1997, INI acquired GMG, a printer and publisher of magazines and catalogues. See "Acquisition Companies" for more detail regarding the terms and conditions of these acquisition agreements.

Internet Related Businesses

         INI's Internet related companies are (i) CyberPlan, a company which specializes in preparing bundled software packages, (ii) PII, an Internet information and content service provider, and (iii) In CyberMall, an Internet Directory for upmarket products and services.

         CyperPlan is a full service marketing cyberagency specializing in what is known as New Media. This refers specifically to the Internet, computer network technologies, CD-ROM creations, electronic commerce, Internet software development, and web sites with Intranet development for businesses.

         CyberPlan entered into a contract with AT&T in 1996 with AT&T's Internet WorldNet Division. The contract calls for CyberPlan to create and develop bundled software packages, designed around the AT&T WorldNet Internet Service, for specialized industry communications and Internet applications. The first product, Real Estate 2001, has recently been completed and passed AT&T testing standards, and is now ready for market launch. Real Estate 2001 features Internet access, Internet telephone, Internet video conferencing, and important hyperlinks/content to the real estate industry. Additional planned Internet software packages in the developmental stages are for the legal industry, Spanish speaking community, and Internet desktop software for children.

         PII is an Internet information and content service provider, established in 1992 in collaboration with AT&T for their business information services to Fortune 500 companies. With the advent of the Internet phenomenon, PII was relocated over to the Internet and is currently located on AT&T's InterNic Web Site, as one of eighteen public access web sites.

         PII delivers online to users specialized global real estate news and information, global financial information, global properties for sale, global property industry employment, global property events, builder products and services, global golf course information, as well as global hotels and resort information. PII saves significant time in locating, searching, and sorting specific industry data for the user.

         PII maintains an Internet radio station called PII RADIO which features various real estate personalities discussing various topics of interest to the public or to professionals serving the real estate industry.

         In CyberMall is an Internet directory exclusively containing upmarket products and services web sites which are marketing on the Internet.

         Current Internet directories, over 1,000 in total, are organized by word search and category and they accept for inclusion into their directories every possible type and size of industry and individuals web sites. In 1994, there were approximately 1,250 web sites online. Currently there are over 1,000,000 web sites on the Internet. Finding the information or products that one is looking for has become a major time factor for Internet users.

         In CyberMall was designed as a 'niche Directory Locator' and a time saver for people wanting information and access to the upmarket products and services only. In CyberMall provides this information conveniently and easily to them. In CyberMall is known on the Internet as 'the Mall for The Rich and Famous.'

         Within the last year, In CyberMall has begun offering Internet electronic commerce services at the web sites of small business clients who prefer to out source this function rather than make the sizeable investment to offer these services directly themselves.

Relationships between the Companies

         INI's Internet and New Technology Companies offers a full service of New Media services and Internet communications, where a client is able to have a one stop source for his brochure, Annual Report, catalog, magazine, etc. The client can also have those quality color collateral materials easily duplicated and reproduced electronically for other purposes, CD-ROM, laptop presentations, or uploaded to his web site.

         Clients will also have immediate access to specially designed Internet software for their business development, and/or special assembled specifications for their computer hardware systems and networks for their Internet desktops. Clients' offices can easily be connected with compatible computer network systems with high speed electronic information transfer systems and also directly to any of the Internet Companies creating an environment of cost savings and speed of production.

                              ACQUISITION COMPANIES

TMC

         Description of Business. TMC operates as a wholesaler and retailer of custom designed and assembled computer systems and related products to dealers, corporations and schools in the Southeast United States. TMC has focused its efforts on the education market and has built a significant presence in Florida schools. As a result of its school presence, TMC is now realizing additional private sales as parents interested in PC's for the home are turning to the same company that supplies the PC's at their children's schools. In addition to their own retail outlet they distribute to five additional retail stores in Central Florida.

         Terms of the TMC Acquisition Agreement. Pursuant to an acquisition agreement dated June 16, 1997 and a closing agreement dated August 2, 1997 (collectively, the "TMC Acquisition Agreement"), INI acquired all the issued and outstanding shares of TMC in exchange for the issuance of 1,062,500 shares of INI's common stock to the TMC shareholders.

         The TMC acquisition is subject to reversal if the merger of INI with and into Safe Aid is not closed on or before November 1, 1997. The TMC Acquisition Agreement provides the shareholders of TMC with a guarantee of their share price. If Safe Aid's Common Stock is trading at a price of less than $.40 per share upon the date one year after the Effective Time, Safe Aid will either issue additional Safe Aid Common Stock so that the total value of Safe Aid Common Stock issued to the TMC shareholders is $425,000, or pay to the TMC shareholders in cash the difference between the value of the 1,062,500 shares issued to the TMC shareholders and $425,000, as determined by Safe Aid.

         The foregoing summary of the terms of the TMC Acquisition Agreement is qualified in its entirety by reference to the provisions of the TMC Acquisition Agreement, a copy of which can be obtained from Safe Aid's management pursuant to the instructions provided on page 36 hereof.

GMG

         Description of Business. GMG is a digital pre-press company which specializes in producing high quality full color magazine publications and catalogs.

         GMG assists in the publication of magazines by working with publishers, advertising agencies and companies which are placing advertisements in the publication. GMG receives the editorial content of the magazine from the publisher and combines it on a computer with the advertising material which it receives directly from the advertisers. Once the magazine content has been put together, the computer is used to enhance the image quality of the magazine and ensure there are no mistakes. The entire magazine is then produced on color separated film that is sent to the printer.

         GMG's high quality work in this field was recognized when The Boca Raton Magazine recently won "1996 Best Produced Magazine" award. The award has been a springboard to prestigious new accounts that have been won by GMG in 1997.

         GMG also works on jewelry catalogs, which require the highest quality work and are priced accordingly. GMG ensures that the product pictures are scanned into a computer flawlessly and the full capabilities of GMG's computer systems and its software are used to produce the highest quality output. Color separations are then produced on film to be sent to the printer.

         Terms of the Acquisition Agreement. Pursuant to an acquisition agreement dated July 22, 1997 and a closing agreement dated August 28, 1997 (collectively, the "GMG Acquisition Agreement"), INI acquired all the issued and outstanding shares of GMG in exchange for 14,000,000 shares of INI's common stock to the GMG shareholders.

         The GMG acquisition is subject to reversal if the merger of INI with and into Safe Aid is not closed on or before November 1, 1997. The GMG Acquisition Agreement provides the shareholders of GMG with a right of reversion if Safe Aid's Common Stock is trading at a price lower than $.10 per share upon the date one year from the Effective Time. If GMG's shareholders elect the right of reversion, Safe Aid will be required to return to the GMG shareholders all of their GMG stock, contingent upon the following terms: (i) GMG's former shareholders must return all Safe Aid Common Stock held by them, a minimum of 10,000,000 shares, (ii) any monies which Safe Aid might have advanced to GMG as working capital will be repaid per the terms which were established at the time of funding by Safe Aid and (iii) Safe Aid shall be released from any lease facility equipment guarantees which it made on behalf of GMG.

         The foregoing summary of the terms of the TMC Acquisition Agreement is qualified in its entirety by reference to the provisions of the TMC Acquisition Agreement, a copy of which can be obtained from Safe Aid's management pursuant to the instructions contained on page 36 hereof.

Employees

         As of September 1, 1997, INI employed 18 persons, including employees of GMG and TMC, which are operating as wholly-owned subsidiaries.

Property

         INI leases executive offices located at 249 Peruvian Avenue, Palm Beach, Florida. TMC and GMG each lease office space in Tampa and North Miami, respectively.

Legal Proceedings

         INI is not a party to any material litigation presently pending nor, to the best knowledge of INI, have any such proceedings been threatened. Similarly, TMC and GMG are not parties to any material litigation presently pending nor, to the best of their knowledge, have any such proceedings been threatened.

Market Price and Dividends on Common Stock

         INI is a privately-owned corporation; therefore there is no public market price available with respect to INI's Common Stock. Since its inception, INI has not paid any dividends with respect to INI's Common Stock.

         On September 6, 1997, INI had 15 stockholders.

                         MANAGEMENT'S PLAN OF OPERATIONS

Organization and Development Stage Activities

         INI was incorporated under Florida law on October 2, 1996. INI intends to become known as a company that provides a wide range of New Media and New Technology Services. Since its inception, INI's activities has been primarily related to (i) acquiring the Internet Companies, (ii) negotiating and executing the Merger Agreement with Safe Aid, (iii) acquiring the Acquisition Companies and (iv) searching for additional acquisition companies.

         On January 10, 1997, INI acquired CyberPlan, PII and In CyberMall in stock-for-stock exchanges. The principal shareholder of each of these companies was Barbara Tolley, the CEO and Chairman of INI. On August 29, 1997, INI entered into the Merger Agreement with Safe Aid. Consummation of the Merger is subject to the approval of Safe Aid stockholders at the Special Meeting and other customary conditions. Pursuant to the Merger Agreement, an aggregate of 585,819,936 shares of Safe Aid Common Stock will be issued in exchange for all of the issued and outstanding shares of INI. Safe Aid will also issue 49,109,544 shares of Safe Aid Common Stock to certain brokers, finders and consultants for services rendered in the Merger transaction.

         On August 2, 1997, INI acquired TMC, a wholesaler and retailer of custom designed and assembled computer systems and related products, in a stock for stock exchange, subject to the closing of the Merger by November 1, 1997. On August 28, 1997, INI acquired GMG, a digital pre-press company, in a stock for stock exchange, subject to the closing of the Merger by November 1, 1997.

Results of Operations

         Since its inception, INI has been engaged in organizational activities and has had no sales. Its operating expenses from January 1, 1997 through June 30, 1997 have been approximately $61,857. These operating expenses have consisted primarily of the following: office expenses, salaries, travel, legal, accounting, consulting fees, licensing and supplies.

Liquidity and Capital Resources

         INI has financed its operations and acquisitions primarily with sales of its common stock and capital contributions from its shareholders. Since its inception, INI has raised approximately $520,000 through sales of its common stock in private transactions. These transactions have included sales to third parties for cash, as well as issuances of common stock to third parties in lieu of compensation and fees. Net cash used in operating expenses since INI's inception was approximately $61,857.

         INI has completed five acquisitions since its formation, and intends to continue to achieve growth through acquisitions. To pursue its acquisition strategy, INI may incur short-term or long-term borrowings and/or issue additional shares of its common stock or other securities. Except for the Merger, INI has no current plans or commitments for any other acquisitions.

         INI believes that its current cash reserves will allow INI to continue to meets its expected operating expenses for at least six months following the date of this Proxy Statement. INI believes that its future working capital requirements will be satisfied from net income, future borrowings and/or sales by INI of additional securities. Additionally, to achieve INI's acquisition strategy, INI may be required to seek additional financing and/or issue additional shares of common stock or other securities. If INI is unable to obtain adequate financing, it may be required to curtail its acquisitions plans. No additional funding for any of these purposes has been committed to date.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of INI's Common Stock as of September 6, 1997, with respect to (i) each of INI's directors and executive officer, (ii) all directors and officers of INI as a group and (iii) each person known by INI to own beneficially more than 5% of INI's Common Stock. An asterisk indicates beneficial ownership of less than 1% of the outstanding INI Common Stock. Except as otherwise indicated, each of the shareholders listed below has sole voting and investment power over the shares beneficially owned and the address of each beneficial owner is c/o INI, 249 Peruvian Avenue, Palm Beach, Florida 33480. As of September 5, 1997, there were issued and outstanding 584,513,686 shares of common stock of INI.

Name and address of Beneficial      Amount and Nature of    Percentage of Shares
          Owner                     Beneficial Ownership

   Barbara L. Tolley 1                   259,595,536                44.4

    Ruth Deutsch 2                       141,595,535                24.2

  Franklin L. Frank 3                     68,000,000                11.6

  Bradford L. Tolley                      25,000,000                 4.3

   Jack W. Tolley 4                        8,060,114                 1.4

All officers and directors               36,0655,650                61.7
        as a group

--------
         1 Excludes 8,060,114 shares held by Jack W. Tolley, Barbara Tolley's husband, and of which Ms. Tolley disclaims beneficial interest.

         2 Excludes 68,000,000 shares beneficially held by Franklin L. Frank, Ms. Deutsch's husband, and of which Ms. Deutsch disclaims beneficial interest.

         3 Includes 34,000,000 shares held by LVDB, Inc., a corporation controlled by Mr. Frank. Excludes 141,595,535 shares held by Ms. Deutsch, Mr. Frank's wife, and of which Mr. Frank disclaims beneficial interest.

         4 Excludes 259,595,536 shares held by Barbara Tolley, Jack W. Tolley's wife, and of which Mr. Tolley disclaims beneficial interest.

                     PROPOSALS TO THE SAFE AID STOCKHOLDERS

         The Safe Aid Board of Directors unanimously approved each of the following proposals effective as of August 29, 1997, for presentation to Safe Aid's stockholders. In order for Safe Aid to consummate the Merger, its stockholders need to approve and adopt each of the proposals presented at the Special Meeting.

PROPOSAL 1.  REVERSE STOCK SPLIT

         The Board of Directors of Safe Aid has adopted, subject to stockholder approval, an amendment to its Certificate of Incorporation to effect a reverse stock split pursuant to which each ten shares of Safe Aid Common Stock ("Old Common Stock") will become one share of Safe Aid's then outstanding common stock ("New Common Stock").

Purpose and Effects of the Reverse Stock Split

         In the Merger Agreement, Safe Aid covenants that it will effect a ten-for-one reverse stock split prior to the Closing of the Merger. As of the Safe Aid Record Date, 705,477,720 shares of Safe Aid Common Stock were issued and outstanding. The ten-for-one Reverse Stock Split would reduce the number of issued and outstanding shares of Safe Aid Common Stock to 70,547,720 shares, with no change in the par value of Safe Aid Common Stock.

         If the Reverse Stock Split is approved by the stockholders, the Reverse Stock Split will become effective at such time as Safe Aid files a Certificate of Amendment with the Secretary of State of Delaware (the "Delaware Secretary of State"). Safe Aid will not file a Certificate of Amendment with the Delaware Secretary of State unless the Safe Aid stockholders approve each of the Safe Aid Proposals described in this Proxy Statement. Exhibit B contains the full text of the amendment that will be filed with the Delaware Secretary of State if INI's stockholders approve the Reverse Stock Split, the Common Stock Amendment and the Name Change Amendment.

         Upon the filing of the Certificate of Amendment, all of the Old Common Stock will be converted into New Common Stock as set forth in the Certificate of Amendment. From and after the Effective Time, certificates representing shares of Old Common Stock shall be deemed to represent only the right to receive shares of New Common Stock to which an individual stockholder is entitled.

         As soon as practicable after the Effective Date, Safe Aid will request all stockholders to return their stock certificates representing issued shares of Old Common Stock outstanding at the Effective Time ("Old Certificates") in exchange for certificates representing the number of whole shares of New Common Stock into which the shares of Common Stock have been converted ("New Certificates") as a result of the Reverse Stock Split. No certificates representing fractional share interests in the New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of Safe Aid. Any fractional share interest will result in the adjustment of the number of shares upward or downward to the nearest whole share. Each stockholder will receive a letter of transmittal from the Transfer Agent containing instructions on how to exchange certificates. In order to receive New Certificates, stockholders must surrender their Old Certificates pursuant to the Transfer Agent's instructions, together with the properly executed and completed letter of transmittal and such evidence of ownership of such shares as Safe Aid may require.

         STOCKHOLDERS SHOULD NOT SUBMIT THEIR OLD CERTIFICATES TO THE TRANSFER AGENT UNTIL THEY RECEIVE THESE INSTRUCTIONS.

         Beginning at the Effective Time, each Old Certificate will, until surrendered and exchanged as described above, will be deemed for all corporate purposes to evidence ownership of the whole number of shares of common stock into which the shares evidenced by such Old Certificate have been converted.

         The affirmative vote of the holders of a majority of Safe Aid's Common Stock is required to approve and adopt the Reverse Stock Split.

         The Safe Aid Board Recommends a Vote in Favor of the Reverse Stock
Split.

PROPOSAL 2.  INCREASING AUTHORIZED COMMON STOCK

         The Board of Directors of Safe Aid has adopted, subject to stockholder approval, an amendment to its Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.00001 per share, from 950,000,000 to 999,999,000 shares. The Common Stock Amendment will not be filed with the Delaware Secretary of State unless the Safe Aid stockholders approve each of the Safe Aid Proposals described in this Proxy Statement.

         The Common Stock Amendment provides for authorization of 49,999,000 additional shares of Safe Aid Common Stock. After the Reverse Stock Split and the Merger are effectuated, 705,477,200 shares of Safe Aid Common Stock will be issued and outstanding. In addition, at the time Safe Aid will have reserved 14,727,280 shares for issuance upon the exercise of certain outstanding warrants.

         If the Common Stock Amendment is adopted and the Certificate of Amendment is filed with the Delaware Secretary of State, the first paragraph of
Article 4 of Safe Aid's Certificate of Incorporation shall be as follows:

                  "The total number of shares of stock which the Corporation shall have the authority to issue is Nine Hundred Ninety Nine Million Nine Hundred Ninety Nine Thousand (999,999,000) shares, par value

                  $.00001 per share. All such shares are of one class and are shares of Common Stock."

         The Board of Directors of Safe Aid believes that it is desirable to have additional authorized shares of common stock available for possible future financings, acquisition transactions and other general corporate purposes. Having such additional authorized shares of common stock available for issuance in the future would give Safe Aid greater flexibility and may allow such shares to be issued without the expense and delay of a special stockholders meeting. Although such issuance of additional shares in respect of future acquisitions and financings would dilute existing stockholders, management believes that such transactions would increase the value of Safe Aid to its stockholders.

         The affirmative vote of the holders of a majority of Safe Aid's Common Stock is required to approve and adopt the Common Stock Amendment.

         The Safe Aid Board recommends a vote in favor of the Common Stock Amendment.

PROPOSAL 3.  NAME CHANGE

         The Board of Directors of Safe Aid has adopted, subject to stockholder approval, an amendment to its Certificate of Incorporation to change its name to "Safe Technologies International, Inc." The Name Change Amendment will not be filed with the Delaware Secretary of State unless the stockholders approve each of the Safe Aid Proposals.

         One of the conditions of the Merger Agreement is that Safe Aid change its name to "Safe Technologies International, Inc.," which management believes is more descriptive of Safe Aid's new combined business activities.

         The following is the text of the proposed amendment to Article 1 of Safe Aid's Certificate of Incorporation:

         "The name of this corporation shall be Safe Technologies International, Inc."

         The affirmative vote of the holders of a majority of Safe Aid's Common Stock is required to approve and adopt the Name Change Amendment.

         The Safe Aid Board recommends a vote in favor of the Name Change Amendment.

PROPOSAL 4.  Merger Proposal

         The Board of Directors of Safe Aid has unanimously approved and adopted the Merger Agreement and the Merger and has determined that the Merger is in the best interests of, and is on terms that are fair to, Safe Aid and its stockholders and unanimously recommends that Safe Aid stockholders vote in favor of the approval and adoption of the Merger Agreement and the Merger. The determination of the Safe Aid Board was based upon consideration of a number of factors described in the "Proposed Merger - Reasons for the Merger; Recommendations of the Safe Aid Board".

         The affirmative vote of the holders of a majority of Safe Aid's Common Stock is required to approve and adopt the Merger Proposal.

         The Safe Aid Board recommends a vote in favor of the Merger Proposal.

                     DESCRIPTION OF SAFE AID'S CAPITAL STOCK

         The following description of Safe Aid's securities does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of Safe Aid's Certificate of Incorporation.

General

         The Certificate of Incorporation of Safe Aid authorizes 950,000,000 shares of Common Stock, $.00001 par value per share.

Common Stock

         Safe Aid currently has outstanding 705,477,200 shares of common stock. Holders of Safe Aid's Common Stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of holders of Safe Aid's Common Stock, including the election of directors. There is no right to cumulate votes for the election of directors. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of Safe Aid's stockholders, and the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of Safe Aid's Certificate of Incorporation.

         Holders of Safe Aid's Common Stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by Safe Aid's Board of Directors, from funds legally available therefore. In the event of liquidation, dissolution or winding up of the affairs of Safe Aid, all assets and funds of Safe Aid remaining after the payment of all debts and other liabilities shall be distributed, pro rata, among the holders of Safe Aid Common Stock. Holders of Safe Aid Common Stock are not entitled to preemptive or subscription or conversion rights and there are no redemption or sinking fund provisions applicable to Safe Aid Common Stock. All outstanding shares of Safe Aid Common Stock are, and the shares of Safe Aid Common Stock offered hereby will be when issued, fully paid and non-assessable.

Redeemable Common Stock Purchase Warrants.

         In June of 1988, Safe Aid completed a sale of 150,000 units to the public at a price of $10 per unit. Each unit consisted of 1,000 shares of common stock, $.00001 par value, and 500 redeemable common stock warrants designated Redeemable Warrant A. Each Redeemable Warrant A would upon exercise, entitled the holder to purchase one share of common stock for $.02 per share and to receive one Redeemable Class B Common Stock Purchase Warrant. Each Redeemable Class B Common Stock Purchase Warrant would, upon exercise, entitled the holder to purchase one share of common stock for $.05 per share. The exercise periods of both Class A and Class B Warrants have been extended by the Board of Directors through January 9, 1998. At May 31, 1997, 147,272,800 shares of common stock were reserved in connection with such warrants, which number of shares will be reduced to 14,727,280 as a result of the proposed reverse stock split.

Business Combination Provision

         Safe Aid is subject to a Delaware statute regulating "business combinations," defined to include a broad range of transactions between Delaware corporations and "interested stockholders," defined as persons who have acquired at least 15% of a corporation's stock. Under the law, a corporation may not engage in any business combination with any interested stockholder for a period of three years from the date such person became an interested stockholder unless certain conditions are satisfied. Safe Aid has not sought to "elect out" of the statute and, therefore the restrictions imposed by such statute apply to Safe Aid.

                                APPRAISAL RIGHTS

Safe Aid

         Holders of record of Safe Aid Common Stock who do not vote in favor of the Merger Proposal and who otherwise comply with the applicable statutory procedures summarized herein will be entitled to appraisal rights under Section 262 ("Section 262") of the Delaware General Corporation Law ("DGCL"). A person having a beneficial interest in shares of Safe Aid Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

         The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 which is reprinted in its entirety as Exhibit C. All references in Section 262 and in this summary to a "stockholder" or "holder" are to the record holder of the shares of Safe Aid Common Stock as to which appraisal rights are asserted.

         Under the DGCL, holders of shares of Safe Aid Common Stock ("Appraisal Shares") who follow the procedures set forth in Section 262 will be entitled to have their Appraisal Shares appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of such Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

         Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of Section 262.

         This Proxy Statement constitutes such notice to the holders of Appraisal Shares and the applicable statutory provisions of the DGCL are attached to this Proxy Statement as Exhibit C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so should review the following discussion and Exhibit C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

         A holder of Appraisal Shares wishing to exercise such holders' appraisal rights (a) must not vote in favor of the Merger Proposal and (b) must deliver to Safe Aid prior to the vote on the Merger at the Safe Aid meeting to be held on September __, 1997, a written demand for appraisal of such holder's Appraisal Shares.

         All written demands for appraisal should be sent or delivered to English, McCaughan & O'Bryan, P.A., 100 N.E. Third Avenue, Suite 1100, Fort Lauderdale, Florida 33301, Attention: Gerald W. Gritter, Esq.

         Within 10 days after the consummation of the Merger, Safe Aid will notify each stockholder who has properly asserted appraisal rights under Section 262 and has not voted in favor of the Merger Proposal of the date the Merger became effective.

         Within 120 days after the consummation of the Merger, but not thereafter, Safe Aid or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Safe Aid Common Stock. Safe Aid is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the Appraisal Shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

         Within 120 days after the consummation of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Safe Aid a statement setting forth the aggregate number of Appraisal Shares not voted in favor of adoption of the Merger Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such Appraisal Shares. Such statements must be mailed with ten days after a written request therefor has been received by Safe Aid.

         If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Appraisal Shares as determined under Section 262 could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Appraisal Shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

         The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Appraisal Shares have been appraised. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the Appraisal Shares entitled to appraisal.

         Any holder of Appraisal Shares who has duly demanded an appraisal in compliance with Section 262 will not, after the consummation of the Merger, be entitled to vote the Appraisal Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Appraisal Shares (except dividends or other distributions payable to holders of record of Appraisal Shares as of a record date prior to the consummation of the Merger).

         If any stockholder who properly demands appraisal of his Appraisal Shares under Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal, as provided in the DGCL the Appraisal Shares of such stockholder will be converted into the right to receive the consideration receivable with respect to such Appraisal Shares in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the Merger, or if the stockholder delivers to Safe Aid a written withdrawal of his demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the consummation of the Merger will require the written approval of Safe Aid.

         The foregoing discussion only summarizes Section 262. Safe Aid stockholders are urged to review such section in its entirety which is included as Exhibit C to this Proxy Statement. Any holder of Safe Aid Common Stock who intends to dissent from the Merger should review the text of Section 262 carefully and should also consult with his or her attorney. Any Safe Aid stockholder who fails to strictly follow the procedures set forth in Section 262 will forfeit such dissenters' rights.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Safe Aid Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement. If any other matters shall properly come before either such meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Safe Aid.

                                  LEGAL MATTERS

         The validity of the Safe Aid Common Stock to be issued in the Merger will be passed upon by Lazer, Aptheker, Feldman, Rosella & Yedid,
LLP, Melville, New York.

                                     EXPERTS

         The audited financial statements of Safe Aid at November 31, 1996 and 1995, and for the years then ended appearing in this Proxy Statement have been audited by Scott & Guilfoyle, independent auditor, as set forth in their report thereon and incorporated herein by reference. Such audited financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

                             INDEPENDENT ACCOUNTANTS

         Representatives of Scott & Guilfoyle are expected to be present at the Special Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                           INCORPORATION BY REFERENCE

         Safe Aid incorporates by reference herein the following documents filed pursuant to the Exchange Act under Safe Aid's Exchange Act File No. 0-17746:

         1. Safe Aid's Annual Report on Form 10-KSB for the year ended November 31, 1996;

         2. Safe Aid's Quarterly Reports on Form 10-QSB for the quarters ended February 28, and May 31, 1997;

         3. Safe Aid's Current Reports on Form 8-K filed on February 25, 1997, March 4, 1997 and June 17, 1997, respectively;

         4. The description of Safe Aid's capital stock which is contained in Safe Aid's registration statement on Form 8-A dated May 9, 1989.

         All documents and reports filed by Safe Aid pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference) are available, without charge, to any person, including any beneficial owner, to whom this Proxy Statement is delivered, on written or oral request to Safe Aid Products Incorporated, c/o Lazer, Aptheker, Feldman, Rosella & Yedid, LLP, 225 Old Country Road, Melville, New York 11747-2712 (telephone number (516) 364-3887) Attention: Barney Melsky, Secretary. In order to ensure timely delivery of the documents prior to the Special Meeting, request should be made by ______________, 1997.

                         SAFE AID PRODUCTS INCORPORATED

     THIS STOCKHOLDER PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          PROXY FOR SPECIAL MEETING OF STOCKHOLDERS SEPTEMBER __, 1997

The undersigned hereby appoints Stanley Snyder, Barney Melsky, or either of them, as proxies, each with the power to appoint his substitute, to represent, and vote all share of Common Stock of and on behalf of the undersigned as designated on the reverse side at the Special Meeting of Stockholders of Safe Aid Products Incorporated, to be held September __, 1997, and any adjournments thereof, with all powers the undersigned would possess if personally present and voting at such meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4

1. PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO EFFECT A TEN-FOR-ONE REVERSE STOCK SPLIT

             FOR _____         AGAINST ____     ABSTAIN ____

2. PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK

             FOR _____         AGAINST ____     ABSTAIN ____

3.  PROPOSAL TO CHANGE SAFE AID'S NAME TO SAFE TECHNOLOGIES INTERNATIONAL, INC.

             FOR _____         AGAINST ____     ABSTAIN ____

4. PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT WITH INI AND THE TRANSACTIONS CONTEMPLATED THEREBY

             FOR _____         AGAINST ____     ABSTAIN ____

This Proxy, when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is indicated, the Proxy will be voted FOR Proposals 1, 2, 3 & 4.

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 Date:____________________________ , 1997.

                 ______________________________________________________________
                 Signature
                 ______________________________________________________________
                 Signature if held jointly

PLEASE SIGN EXACTLY AS NAME(S) APPEAR(S) HEREON. If shares are held in the name of two or more persons, all must sign. When signing as Attorney, Executor, Administrator, Personal Representative, Trustee, or Guardian, give full title as such. If signer is a corporation, sign full corporate name by duly authorized officer.